Exhibit 10.74

April 26, 2004

Mark L. Perry

176 W. Blithedale Avenue

Mill Valley, CA 94941

Dear Mark:

This letter is to confirm our mutual agreement regarding your proposal to become a part-time employee of Gilead Sciences, Inc. (“Gilead”). The following outlines the specific terms of our agreement:

This agreement and all of its terms as described below will become effective as of the date of this letter.  The transition to part-time employee will occur on April 30, 2004.  Your employment and this agreement will continue until (i) it is terminated by Gilead without cause or by you because of a material breach of this agreement by Gilead upon at least 90 days prior written notice, or (ii) it is terminated by Gilead for cause as provided in the paragraph below.  The transition to part-time employee will not cause any disruption under any existing employee benefits (your service will be considered continuous).

If Gilead terminates your employment or this agreement without cause, or if you terminate your employment or this agreement because of a material breach by Gilead, you will be entitled to the compensation and benefits (including option vesting) described in items 1, 2,3, and 7 below through the later of April 30, 2005 or 90 days from the date that written notice of termination is given.  If Gilead terminates your employment or this agreement with cause, or if you terminate your employment or this agreement for any reason other than a material breach by Gilead, you will no longer be entitled to any compensation or benefits, effective upon such termination.  For purposes of this agreement, “cause” shall mean: (i) material breach of this agreement; (ii) habitual failure to perform your duties as described in this agreement and communicated to you in writing by John Martin, if not cured within 30 days; or (iii) conviction of a felony, or other legal or administrative action or judgment that adversely affects your ability to perform your duties under this agreement.

Your title will be Senior Business Advisor, and you will continue to be the Corporate Secretary for Gilead.  You will no longer be an officer of Gilead for corporate purposes (except for your service as Corporate Secretary) or an executive officer of Gilead for SEC purposes. Your work for Gilead will be as described in Exhibit A attached, reporting to John Martin, President and CEO.  You will work three days per week on average, generally in the office or traveling on Gilead business Monday through Wednesday, and at such additional times as you may agree on from time to time with John Martin. You will have the opportunity to comment on any Gilead press release that we issue announcing your change of status. You will be eligible for severance benefits as a Senior Business Advisor but forego any severance benefits to which you may have been entitled as of the date of this agreement as an Executive Vice President of Gilead.

As consideration for your service as a part-time employee, and for as long as you continue as a Gilead employee under the terms of this agreement, you will receive the following:

1.                                       An annualized salary of $306,000 (60% of your current full-time salary), paid on Gilead’s regular twice-monthly payroll dates.  You will not participate in Gilead’s annual compensation review or bonus process; any future salary increases, bonus payments or stock option grants will be at the discretion of John Martin.

2.                                       All of your outstanding options to purchase Gilead stock will continue to vest pursuant to their existing vesting schedules.  Vesting will terminate upon termination of your employment, pursuant to the terms of your option grant forms, except as specifically provided in the third paragraph of this letter.

3.                                       Gilead will continue to include you and your dependents under its current medical, dental, life and vision insurance programs, and will continue vacation accrual on a prorated basis (60% of the current accrual).

4.                                       Gilead will continue to provide you with voicemail access, a cellular telephone and computer, office and administrative support as you may need to complete your work for Gilead.

5.                                       You will be reimbursed for reasonable expenses pursuant to Gilead’s expense reimbursement policy, travel policy and related procedures.  In addition, Gilead will continue to pay for your annual dues and expenses for continuing legal education programs necessary to maintain your license to practice law in the State of California.

6.                                       Your eligibility to participate in Gilead’s 401(k) plan and Employee Stock Purchase Plan will continue pursuant to the terms of those plans.

7.                                       The Indemnity Agreement between you and Gilead dated August 1, 1994 will continue in full force and effect.  The Indemnity Agreement covers your actions from the time you were hired at Gilead (July 1, 1994) through your service as a part-time employee under this agreement, even if a claim is brought after your employment period.

You will continue to be subject to and comply with: (i) the Proprietary Information and Inventions Agreement you signed when you became an employee of Gilead; (ii) Gilead’s Code of Conduct; and (iii) all other applicable Gilead policies and procedures, as well as all laws and regulations applicable to your activities under this agreement.  You will be subject to Gilead’s Insider Trading Policy as they apply to Vice Presidents of Gilead

There are two copies of this letter enclosed.  If the terms of this agreement are satisfactory, please sign each copy and return one copy to me, saving the other copy for you.  Mark, I greatly appreciate your many contributions over the last ten years to help build Gilead into a major biopharmaceutical company, and look forward to your continuing contributions to our success.

Sincerely,

/s/ John C. Martin

John C. Martin

President and Chief Executive Officer

The foregoing terms and conditions are hereby accepted:

/s/ Mark L. Perry
Mark L. Perry

Mark L. Perry
Senior Business Advisor
Principal Activities

•                  Serve as Corporate Secretary, attend all Board and committee meetings, prepare minutes, review communications to the Board, assist with Board recruitment.

•                  Participate in Corporate Communications activities, including analyst and investor meetings and presentations, and review of slides, press releases, annual reports and other written materials.

•                  Assist the Legal Department in negotiation of third party relationships, review of significant contracts and SEC filings and significant litigation.

•                  Evaluate Corporate Development opportunities; review terms sheets and contracts.

•                  Assist with the transition to new leadership of the Commercial organization and implementation of the Boston Consulting Group recommendations.

•                  Any other projects assigned by the President and CEO.